Execution Copy

AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT, dated as of July 15, 2005 (this “Amendment Agreement”), is made among BLAIR FACTORING COMPANY, BLAIR CREDIT SERVICES CORPORATION, each of the Conduit Purchasers (each a “Conduit Purchaser”, and collectively, the “Conduit Purchasers”) party to the Receivables Purchase Agreement (as defined below) and PNC BANK, NATIONAL ASSOCIATION (in its individual capacity, “PNC”), as administrator (in such capacity, the “Administrator”) for the Conduit Purchasers.

RECITALS

A. The parties hereto are also parties to that certain Receivables Purchase Agreement, dated as of December 20, 2001 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”).

B. The parties to the Receivables Purchase Agreement hereby agree to amend the Receivables Purchase Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Certain Defined Terms. Capitalized terms used herein and not defined shall have the meanings set forth for such terms in Exhibit I of the Receivables Purchase Agreement.

2. Amendments to the Receivables Purchase Agreement.

2.1 Section 1.1(a) of the Receivables Purchase Agreement is hereby amended and restated in its entirety as follows:

“On the terms and conditions hereinafter set forth in this Agreement, each Conduit Purchaser hereby agrees to purchase, and make reinvestments of, on a non-recourse basis, ratably, based on their respective commitments set forth in Schedule IV hereto, undivided percentage ownership interests with regard to the Purchased Interest from the Seller from time to time from the date hereof to the Facility Termination Date to the extent that, for each Conduit Purchaser, such purchase or reinvestment would not exceed its respective commitment set forth in Schedule IV hereto, and after giving effect to all such purchases or reinvestments for all Conduit Purchasers on such date, the aggregate outstanding Capital of the Purchased Interest would not exceed the Purchase Limit.”

2.2 Section 1.4(f)(iii) of the Receivables Purchase Agreement is hereby amended and restated in its entirety as follows:

“the Servicer shall hold such payments received from the Seller or Principal Collections (to the extent representing a return of Capital), as the case may be, in trust for the Conduit Purchasers, ratably based on their respective commitments

Amendment Agreement

set forth in Schedule IV hereto, for payment to the Conduit Agents on the next Monthly Settlement Date immediately following the current Settlement Period or such other date approved by the Conduit Agents, and Capital shall be deemed reduced in the amount to be paid to the Conduit Agents only when in fact finally so paid;”

2.3 Notwithstanding anything to the contrary in the Receivables Purchase Agreement or any other Transaction Document, for all purposes of notices and consents required under the Receivables Purchase Agreement or any other Transaction Document to be delivered to Blair Factoring Company (the “Seller”), such notices and consents shall be sent to the Seller’s new address at: 300 Creek View Road, Suite 205, Newark, Delaware 19711-8548.

2.4 The definition of “Facility Termination Date” set forth in Exhibit I to the Receivables Purchase Agreement is hereby amended by replacing the reference to the date “April 7, 2006” with the date “July 15, 2008” therein.

2.5 The definition of “Purchase Limit” set forth in Exhibit I to the Receivables Purchase Agreement is hereby amended by replacing the amount “$70,000,000” with the amount “$100,000,000” therein.

2.6 The Fifth Third Conduit Purchaser Scheduled Termination Date as set forth on Fountain Square Commercial Funding’s signature page to this Amendment Agreement is hereby extended through and until the close of business on July 15, 2008.

2.7 Exhibit I to the Receivables Purchase Agreement is hereby amended by adding the following definition in appropriate alphabetical order:

“Conversion Date” means the earlier to occur of the following: (a) the date upon which that certain Purchase, Sale and Servicing Transfer Agreement, dated as of April 26, 2005, among World Financial Capital Bank, Blair Corp., JLB Service Bank of Delaware, Blair Credit Services Corp. and Blair Factoring Company is terminated, and (b) March 31, 2006.

2.8 Exhibit V to the Receivables Purchase Agreement is hereby amended by adding the following subsections in order:

“(m) prior to the Conversion Date, any of the “Loan Parties” (as defined in the Credit Agreement (as such term is defined) below) shall have breached the financial covenant set forth in Section 8.2.14 of that certain Amended and Restated Credit Agreement dated as of July 15, 2005, by and among Blair Corporation, the lenders and other parties thereto and PNC Bank, National Association, as agent (without giving effect to any amendment, restatement, supplement, modification, waiver or substitution or replacement thereof, the “Credit Agreement”; it being understood that if such Credit Agreement is terminated and is not replaced or superceded by a similar agreement containing substantially the same financial covenants, “Credit Agreement” shall mean and be

2	RPA Amendment Agreement (Blair)

deemed to mean the Credit Agreement as in effect immediately prior to such termination).”

“(n) on or after the Conversion Date, any of the “Loan Parties” (as defined in the Credit Agreement) shall have breached any of the financial covenants set forth in Sections 8.2.15, 8.2.16 or 8.2.17 of the Credit Agreement (without giving effect to any amendment, restatement, supplement, modification, waiver or substitution or replacement thereof; it being understood that if such Credit Agreement is terminated and is not replaced or superceded by a similar agreement containing substantially the same financial covenants, “Credit Agreement” shall mean and be deemed to mean the Credit Agreement as in effect immediately prior to such termination).”

“(o) the Servicer shall have failed to establish a lockbox arrangement with a national bank, in form and substance satisfactory to the Administrator, on or before March 31, 2006.”

“(p) the Servicer shall have failed to enter into a backup servicing agreement in form and substance satisfactory (including, without limitation, the Person acting as backup servicer thereunder) to the Administrator, on or before March 31, 2006.”

2.9 Schedule IV to the Receivables Purchase Agreement is hereby replaced in its entirety as follows:

Name	Commitment	Undivided Percentage Ownership Interest	Conduit Agent
Market Street	$65,000,000	65%	PNC
Fifth Third Bank Conduit Purchaser	$35,000,000	35%	Fifth Third Bank

2.10 Notwithstanding anything in the Receivables Purchase Agreement or any of the Transaction Documents to the contrary, so long as any one Conduit Purchaser’s commitment is greater than 50% of the aggregate commitments and there are only two Conduit Purchasers, solely for purposes of voting rights and granting or withholding consents or waivers, the term “Purchaser” shall, and shall be deemed to, require the affirmative vote, consent or waiver of, as applicable, each such Conduit Purchaser.

3. Conditions Precedent to the Effectiveness of this Amendment Agreement. Notwithstanding anything herein to the contrary, the effectiveness of this Amendment Agreement is expressly conditioned upon the satisfaction of the following conditions precedent:

(a) evidence satisfactory to the Conduit Agents of the payment of all fees and expenses required to be paid prior to the date of this Amendment Agreement;

3	RPA Amendment Agreement (Blair)

(b) receipt by the Conduit Agents of counterparts of this Amendment Agreement and each amended and restated fee letter related hereto, in each case, duly executed by the parties thereto; and

(c) receipt by the Administrator of the results of a review (satisfactory in form, scope and substance to each of the Conduit Agents and the Administrator) and an audit (performed by representatives of the Conduit Agents) of the Servicer’s collection, operating and reporting systems, the Credit and Collection Policy of the Originator, historical receivables data and accounts, including satisfactory results of a review of the Servicer’s operating location(s), as well as such other matters as either Conduit Agent may such request.

4. Governing Law. This Amendment Agreement shall be governed by and construed in accordance with the laws of the state of New York (without reference to any otherwise applicable conflicts of law principles).

5. Effect of Amendment Agreement. This Amendment Agreement constitutes an amendment to the Receivables Purchase Agreement. After the execution and delivery of this Amendment Agreement, all references to the Receivables Purchase Agreement in any document shall be deemed to refer to the Receivables Purchase Agreement as amended by this Amendment Agreement, unless the context otherwise requires. Except as amended above, the Receivables Purchase Agreement is hereby ratified in all respects.

6. Counterparts. This Amendment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

[signature pages follow]

4	RPA Amendment Agreement (Blair)

IN WITNESS WHEREOF, the parties have caused this Amendment Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BLAIR FACTORING COMPANY

By:	/s/ Edward R. Sierzega
	Name:	Edward R. Sierzega
	Title:	Vice-President

BLAIR CREDIT SERVICES CORP.

By:	/s/ Roger N. Allen
	Name:	Roger N. Allen
	Title:	Treasurer

S-1	RPA Amendment Agreement (Blair)

MARKET STREET FUNDING CORPORATION, as a Conduit Purchaser

By:	/s/ Doris J. Hearn
	Name:	Doris J. Hearn
	Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as Administrator

By:	/s/ John T. Smathers
	Name:	John T. Smathers
	Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as Conduit Agent

By:	/s/ John T. Smathers
	Name:	John T. Smathers
	Title:	Vice President

S-2	RPA Amendment Agreement (Blair)

FOUNTAIN SQUARE COMMERCIAL FUNDING
by Fifth Third Bank, as Conduit Agent

By:	/s/ Robert O. Finley
	Name:	Robert O. Finley
	Title:	Vice President

Fifth Third Conduit Purchaser Scheduled Termination
Date:	July 15, 2008

S-3	RPA Amendment Agreement (Blair)